Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2023 relating to the financial statements of Enovix Corporation and the effectiveness of Enovix Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enovix Corporation for the year ended January 1, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

November 13, 2023